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[LETTERHEAD OF CenterPoint(TM) Energy


FOR IMMEDIATE RELEASE                                                Page 1 of 1

CenterPoint Energy subsidiary prices $650 million of senior notes

     Houston - March 19, 2003 - CenterPoint Energy, Inc. (NYSE:CNP) announced that on March 18, 2003 its natural gas distribution, pipelines and gathering operations subsidiary, CenterPoint Energy Resources Corp. (CERC), priced $650 million of senior notes in a placement with institutions under Rule 144A. The senior notes have a coupon rate of 7.875 percent and will be due April 1, 2013. This transaction is expected to close on March 25, 2003.

     Net proceeds of the offering will be used for the following purposes:

  . refinance $260 million aggregate principal amount of CERC's 6 3/8 percent Term Enhanced ReMarketable Securities and finance approximately $41 million of costs associated with the refinancing; and
  . repay $340.3 million of outstanding indebtedness under CERC's existing $350 million bank revolving credit facility.

     The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under that Act.

     This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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